Exhibit 10.1

CENTEX CORPORATION
PLAN REGARDING SEVERANCE AFTER A CHANGE IN CONTROL

Introduction

     The Board of Directors of Centex Corporation (the “Company”) recognizes that the possibility of a Change in Control of the Company, and the uncertainty it creates, may result in the loss or distraction of employees of the Company to the detriment of the Company and its stockholders.

     The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

     In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates on or following a Change in Control.

     Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change in Control.

     Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

     1.      Establishment of Plan. As of the Effective Date, the Company hereby establishes the Centex Corporation Plan Regarding Severance After a Change in Control as set forth in this document. Upon a Change in Control, only with respect to each Executive, (a) this Plan shall replace the Centex Corporation Executive Severance Policy (the “ESP”) and (b) the ESP shall be terminated pursuant to Section 14 thereof; provided, however, that, except as otherwise provided herein, the obligations of the Company to any individual whose employment by the Company is terminated prior to a Change in Control shall be governed by the terms of the ESP.

     2.      Definitions. As used herein, the following words and phrases shall have the following respective meanings:

     (a)      Affiliated Company. Any company controlled by, controlling or under common control with the Company.

     (b)      Base Salary. The annual base rate of compensation payable to an Executive by the Company (excluding bonuses and other benefits), before deductions or voluntary deferrals authorized by the Executive or required by law to be withheld from the Executive by the Company.

     (c)      Board. The Board of Directors of the Company.

     (d)      Bonus Amount. The product of an Executive’s Required Base Salary and the Executive’s target percentage under the Company’s applicable bonus plan or any comparable percentage under any predecessor or successor Company plan for the fiscal year in which the Change in Control occurs (or, if such percentage has not been established, the Executive’s target percentage under the Company’s applicable bonus plan or any comparable percentage under any predecessor or successor Company plan for the fiscal year immediately prior to the year in which the Change in Control occurs), as determined immediately prior to the Change in Control.

     (e)      Cause. “Cause” means: (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, (ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or (iii) the willful performance by the Executive, while employed by the Company, of services for a company or person which competes with the Company, resulting in harm to the Company.

     (f)      Change in Control. A “Change in Control” means the first to occur of any of the following:

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(f), the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities directly from the Company, (ii) any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Company, (iii) any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by any corporation pursuant to a transaction that complies with Sections 2(f)(iii)(A), 2(f)(iii)(B) and 2(f)(iii)(C);

     (ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities (the “Existing Shareholders”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination (provided, that any Business Combination that constitutes a Change in Control solely by reason of subsection (iii)(A) of this Section 2(f) following which the Existing Shareholders beneficially own greater than 50% (but less than 60%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination shall be referred to hereinafter as a “Merger of Equals Transaction”); or

     (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (g)      Code. The Internal Revenue Code of 1986, as amended from time to time.

     (h)      Committee. Subject to Section 13, the Compensation and Management Development Committee of the Board, or its duly authorized designee.

     (i)       Company. Centex Corporation, and any successor thereto or, if applicable, the ultimate parent of any such successor.

     (j)      Date of Termination. The date of receipt of a Notice of Termination from the Company or the Executive, as applicable, or any later date specified in the Notice of Termination, which date shall not be more than 30 days after the giving of such notice. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.” For purposes of the Plan, an Executive shall experience a “separation from service” on the date on which the facts and circumstances indicate that the Executive and the Company reasonably anticipate that the level of bona fide services the Executive will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 33 1/3 percent of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 12-month period.

     (k)      Disability. A termination for “Disability” shall have occurred if the Company determines in good faith that the Executive has been absent from his or her duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers.

     (l)       Effective Date. April 7, 2009.

    (m)      Employee. Any regular, full-time employee or part-time employee (who is regularly scheduled to work at least twenty (20) hours per week) of the Company or any Affiliated Company. Part-time employees who are regularly scheduled to work less than twenty (20) hours per week and individuals who are classified by the Company as independent contractors shall not be Employees.

     (n)      Executive. An Employee who is selected, in the sole discretion of the Committee or its duly authorized designee (including without limitation, but only with respect to Employees who are not Section 16 Employees and who participate in the ESP as of the Effective Date, the Chief Executive Officer and the Senior Vice President of Human Resources of the Company), to participate in this Plan and who is listed on Exhibit A as amended from time to time.

     (o)      Good Reason. With respect to any Executive, the occurrence of any of the following events after a Change in Control, without the Executive’s prior written consent: (i) a material diminution in the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities from the level in effect immediately prior to a Change in Control; (ii) a material diminution, following a Change in Control, in the authorities, duties or responsibilities of the position to which the Executive is required to report; (iii) a reduction of 10 percent or more in the Executive’s annual base salary or target bonus or aggregate other incentive compensation opportunities that are awarded on an annual basis (including, without limitation, equity or other long-term incentive opportunities, but excluding special retention awards) (“Other Incentive Compensation Opportunities”) or aggregate employee benefits, all as in effect immediately prior to a Change in Control (provided that with respect to each of Other Incentive Compensation Opportunities and aggregate employee benefits, no reduction shall be deemed to have occurred if the Executive receives aggregate Other Incentive Compensation Opportunities or aggregate employee benefits, as applicable, substantially similar to those provided to similarly situated employees of the Company and its post-Change in Control Affiliated Companies, unless, in the case of Other Incentive Compensation Opportunities only, there is a reduction of 25 percent or more in the Executive’s Other Incentive Compensation Opportunities as in effect immediately prior to a Change in Control); (iv) the Company’s requiring the Executive to be based at any office not within 50 miles of the office at which the Executive was based immediately prior to a Change in Control, or the Company’s requiring the Executive to be based at a location other than the principal executive offices of the Company, if the Executive was employed at such location immediately prior to a Change in Control; (v) any action or inaction that constitutes a material breach by the Company of the terms of this Plan; or (vi) failure of the Company to require any successor to the Company to comply with the Plan. Notwithstanding the foregoing, in order to invoke a termination for Good Reason, an Executive must provide written notice to the Senior Vice President of Human Resources of the Company of the existence of one or more of the conditions described in clauses (i), (ii), (iii), (iv), (v) or (vi) within 90 days after having knowledge of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy any condition constituting Good Reason during the Cure Period, the Executive must terminate employment, if at all, within 90 days following the Cure Period in order to terminate employment for Good Reason.

     (p) Nonsolicitation Period. The period beginning on the date of the Executive’s Qualified Termination and ending on, as applicable: (i) for an Executive in Level A of Exhibit A attached hereto, the date that is two years following the date of such Qualified Termination; (ii) for an Executive in Level B of Exhibit A attached hereto, the date that is eighteen months following the date of such Qualified Termination; and (iii) for an Executive in Level C of Exhibit A attached hereto, the date that is one year following the date of such Qualified Termination.

     (q) Notice of Termination. A written notice that (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

     (r)      Plan. This Centex Corporation Plan Regarding Severance After a Change in Control.

     (s)      Qualified Termination. Any termination of an Executive’s employment, during the two-year period beginning on the date of a Change in Control (or, if such Change in Control is a Merger of Equals Transaction, only during the one-year period beginning on the date of such Change in Control), by the Company other than for Cause, or by the Executive for Good Reason. For the avoidance of doubt, the termination of an Executive’s employment on account of the Executive’s death or Disability shall not constitute a Qualified Termination.

     (t)      Required Base Salary. With respect to any Executive, the higher of (i) the Executive’s Base Salary as in effect immediately prior to a Change in Control and (ii) the Executive’s highest Base Salary in effect at any time thereafter.

     (u)      Section 16 Employee. Any employee who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

     (v)      Separation Agreement. An agreement between the Company and an Executive in substantially the form appended hereto as Appendix B.

     3.      Eligibility. An Employee is eligible for selection by the Committee to be an Executive for purposes of the Plan if the Employee (a) is not, at the effective time of the Change in Control, on a leave of absence as to which reemployment rights are not guaranteed by applicable law and (b) has been an Employee for at least one month prior to the Employee’s Date of Termination.

     4.      Benefits Payable Upon a Qualified Termination.

     (a)      Severance Pay. In the event that an Executive suffers a Qualified Termination, the Company shall pay such Executive an amount (“Severance Pay”) equal to the applicable amount set forth below:

     (i) For an Executive in Level A of Exhibit A attached hereto, an amount equal to 2.0 times the sum of (A) the Executive’s Required Base Salary and (B) the Executive’s Bonus Amount;

     (ii) For an Executive in Level B of Exhibit A attached hereto, an amount equal to 1.5 times the sum of (A) the Executive’s Required Base Salary and (B) the Executive’s Bonus Amount; and

     (iii)      For an Executive in Level C of Exhibit A attached hereto, an amount equal to 1.0 times the sum of (A) the Executive’s Required Base Salary and (B) the Executive’s Bonus Amount.

     (b)      Certain Reductions in Severance Pay.

     (i)      In the event that an Executive suffers a Qualified Termination in a fiscal year in respect of which an annual bonus is paid to the Executive pursuant to Section 8 of the Centex Corporation 2003 Annual Incentive Compensation Plan or any successor thereto (the “Bonus Payment”), such Executive’s Severance Pay shall be reduced by an amount equal to the product of (A) the Bonus Payment and (B) a fraction, the numerator of which equals the number of days between the date on which such Qualified Termination occurs and the end of the fiscal year in respect of which such Qualified Termination occurs and the denominator of which equals 365.

     (ii)      In no event shall an Executive’s Severance Pay exceed 2.99 times the sum of (A) the Executive’s base salary received (including for this purpose any amounts earned but deferred) in the fiscal year prior to the fiscal year in which a Change in Control occurs (the “Pre-CIC Year”), (B) any annual bonus awarded (including for this purpose any amounts earned but deferred) to the Executive in respect of the Pre-CIC Year (or, if no such bonus has yet been determined for such Pre-CIC Year, in respect of the fiscal year prior to the Pre-CIC Year) and (C) the value of other incentive compensation granted to the Executive during the Pre-CIC Year (it being understood that, for this purpose, (i) the value of any equity award granted to the Executive, including without limitation stock options, restricted stock and restricted stock units, shall be equal to the grant-date value of such award, (ii) the value of any deferred cash award granted to the Executive shall be equal to the grant-date value of such award and (iii) the value of any long-term incentive award denominated in cash shall be equal to the amount payable pursuant to such award assuming that all performance goals are achieved at target levels); provided, however, that if the Executive is paid or granted a prorated amount in respect of the amounts described in subsection (A), (B) or (C) of this Section 4(b)(ii), the value of such prorated amount shall be annualized for purposes of this Section 4(b)(ii); and provided, further, that the limits set forth in this Section 4(b)(ii) shall not apply to an Executive who was not employed by the Company during the Pre-CIC Year.

(iii)      Certain Additional Reductions.

     (A) Anything in this Plan to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject an Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Plan Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Plan Payments shall be reduced to such Reduced Amount.

     (B) If the Accounting Firm determines that the aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the applicable Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his or her sole discretion, which and how much of the Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount) (provided, that the Executive shall not be permitted to elect to reduce any Plan Payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Executive within such ten-day period, the Company shall reduce the Plan Payments in the following order: (1) by reducing benefits payable pursuant to Section 4(d) of the Plan and then (2) by reducing amounts payable pursuant to Section 4(a) of the Plan. All determinations made by the Accounting Firm under this Section 4(b)(iii) shall be binding upon the Company and the Executive and shall be made within 60 days of the Executive’s Date of Termination.

     (C)      As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Plan which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Plan could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     (D)      All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4(b)(iii) shall be borne by the Company.

     (E)      For purposes of this Section 4(b)(iii): (1) a “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Plan or otherwise; (2) “Plan Payment” shall mean a Payment paid or payable pursuant to this

Plan (disregarding this Section); (3) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s); (4) “Accounting Firm” shall mean Deloitte & Touche LLP, or such nationally recognized certified public accounting firm other than the accounting firm serving as accountant or auditor for the individual, entity or group effecting a Change in Control, as shall be designated by the Company prior to a Change in Control; (5) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code; (6) “Reduced Amount” shall mean the amount of Plan Payments that (x) has a Present Value that is less than the Present Value of all Plan Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Plan Payments were any other amount that is less than the Present Value of all Plan Payments; and (7) “Code” shall mean the Internal Revenue Code of 1986, as amended.

     (F)      Notwithstanding the foregoing, this Section 4(b)(iii) shall not apply to any Executive who is party to an agreement with the Company providing for additional payments in the event that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code.

     (c)      Method of Payment. Any payment of Severance Pay shall be paid to the Executive in a lump sum, less applicable tax and authorized withholdings (and subject to the Executive’s execution and non-revocation, within 52 days after the Date of Termination, of a Separation Agreement), within 60 days following the Date of Termination.

     (d)      Outplacement Services. In the event that an Executive suffers a Qualified Termination, the Company shall, at its sole expense as incurred, provide the Executive with standard outplacement services from an established placement firm selected by the Company; provided, however, that, absent special circumstances, the cost of such services shall not exceed in total an amount equal to $30,000 for an Executive in Level A of Exhibit A, $25,000 for an Executive in Level B of Exhibit A, and $20,000 for an Executive in Level C of Exhibit A; and provided, further, that all such fees shall be paid directly to the outplacement firm, and such outplacement services shall end not later than the last day of the second calendar year that begins after the Date of Termination.

     (e)      Other Benefits Payable. Nothing in this Plan shall prevent or limit an Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company or any Affiliated Company for which an Executive and/or Executive’s dependents may qualify. Amounts that are vested benefits or that an Executive and/or an Executive’s dependents are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any Affiliated Company shall be payable in accordance with such plan, program, arrangement or policy. The payment provided pursuant to Section 4(a) above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, retention bonuses, rights, options or other benefits which may be owed to an Executive upon or following termination, including but not limited to accrued paid time off, amounts or benefits payable under any bonus or other compensation plan, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

     5.      Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against an Executive or others. In no event shall an Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Executive under any of the provisions of this Plan and no amounts received from other employment shall serve to mitigate the payments hereunder. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, for all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Plan), plus, in each case, Interest; provided, that the Company shall not be obligated to reimburse an Executive for legal fees and expenses unless the Executive prevails on at least one material claim (regardless of by whom brought). In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 5 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

     6.      Confidential Information and Nonsolicitation Covenants.

     (a)      Confidential Information. As a condition of receiving benefits under the Plan, each Executive shall agree to hold, in a fiduciary capacity for the benefit of the Company, all confidential information required by the Company.

     (b)      Nonsolicitation. As a condition of receiving benefits under the Plan, each Executive that receives Severance Pay in respect of a Qualified Termination shall agree that such Executive shall not, during the Nonsolicitation Period, directly or indirectly, without the consent of the Company, hire, call on, solicit or take away or attempt to hire, call on, solicit or take away any of the Company’s or any Affiliated

     Company’s employees for the purpose of hiring such employees or encouraging them to terminate their employment with the Company or any Affiliated Company.

     (c)      Equitable Relief. In the event of any breach by an Executive of the provisions of this Section 6, the Company shall be entitled to injunctive relief in addition to all other rights it may have at law or in equity.

     7.      Controlling Law. This Plan shall be construed and enforced according to the internal laws of the State of Texas to the extent not preempted by Federal law, which shall otherwise control. Exclusive venue and jurisdiction for purposes of any dispute, controversy, claim or cause of action arising out of or related to this Plan shall be in any federal or state court of competent jurisdiction that regularly conducts proceedings in Dallas County, Texas; provided, however, that nothing in the Plan shall be construed to preclude the Plan or an Executive from removing a civil action from any state court to federal court.

     8.      Amendments; Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Committee; provided, that no such amendment, modification, suspension or termination (including without limitation any amendment or alteration to Exhibit A) that has the effect of reducing or diminishing the rights of any Employee (including the right of an Employee to be listed on Exhibit A and to receive benefits hereunder) and that is taken upon or following a Change in Control shall be effective without the written consent of the Employee for a period of two years following the Change in Control.

     9.      Assignment. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

     10.      Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

     11.      Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

     12.      Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document shall control.

     13.      Committee Administration. This Plan shall be administered by the Committee. Except as otherwise provided in this Plan (including, without limitation, Section 4(b)(iii)(B) hereof), the decision of the Committee upon all matters within the scope of its authority shall be conclusive and binding on all parties, provided, that any determination by the Committee following a Change in Control shall be subject to de novo review.

     14.      Benefits Claims and Appeals; Claims Procedure; Certain Rights.

     (a)      Plan Not Intended to be Subject to ERISA. The Plan is not intended to be subject to ERISA. If and only if, however, the Plan is determined to be subject to ERISA, the intention of the Company is that it shall be construed as a “welfare plan,” as defined in Section 3(1) of ERISA, and this Section 14 shall apply.

     (b)      Claims Procedure. If an Executive believes that he or she has been denied benefits under the Plan, the Executive (or his or her authorized representative) may file a written claim with the Committee, to the following address: 2728 N. Harwood, Dallas, Texas 75201-1516 or P.O. Box 199000, Dallas, Texas 75219-9000. If a claim for Plan benefits is denied in whole or in part, the Executive will receive a written notice of the denial. This notice must be provided to the Executive within a reasonable period of time, but not later than 90 days after receipt of the claim by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the Executive’s claim. If the Committee determines that an extension is necessary, notice of the extension will be furnished to the Executive prior to the termination of the initial 90-day period. In no event will such extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and when the Executive can expect such benefit determination. The Committee’s notice of denial of an Executive’s claim shall contain the following information: (i) the specific reason or reasons for the adverse determination; (ii) references to specific Plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Executive wants to submit a denied claim for review, including a statement of the right to bring a civil action under ERISA following an adverse benefit determination on review. If a claim is denied in whole or in part by the Committee, the Executive (or his or her representative) may appeal the adverse determination by filing a written request for a review of the denied claim with the Committee. The request for review must be made within 60 days of the date the Executive receives the denial (or, if no written denial is received, within 60 days of the date when the denial was due). The Executive should send the written request for review to the Committee. An Executive may submit written comments, documents, records, and other information relating to his or her claim for benefits. An Executive will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. The review will take into account all comments, documents, records, and other information submitted by the Executive relating to his or her claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee will provide the Executive with a written notice of its decision on review within 60 days after the Committee’s receipt of the Executive’s written claim for review, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time is required, written notice of the extension will be furnished to the Executive prior to the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of the time and the date by which the Committee expects to render its determination on review. The extension will not exceed a period of 60 days from the end of the initial 60-day period. In the case of an adverse benefit determination on review, the notice will set forth: (A) the specific reason or reasons for the adverse determination; (B) references to the specific Plan provisions on which the determination is based; (C) a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (D) the Executive’s right to bring a civil action under Section 502(a) of ERISA. By participating in the Plan, Executives agree that, subject to Section 14(e), (x) the Plan will not pay any benefit for a claim filed more than one year from the date an Executive terminates employment and (y) no legal or equitable action may be filed against the Plan or any Plan fiduciary more than 90 days after exhaustion of the Executive’s rights under the above claims procedure. Subject to Section 14(e), an Executive must exhaust all levels of the appeal procedure before the Executive can bring an action at law or equity. The power and authority of the Committee shall be discretionary with respect to all matters arising before each of them under this claims procedure.

     (c)      Certain Rights. Executives in the Plan may be entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all participants in a plan subject to ERISA are entitled to (i) examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including insurance contracts, if any; and (ii) obtain copies of documents governing the operation of the Plan, including insurance contracts, if any, and updated summary plan description upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies. In addition to creating rights, ERISA imposes duties upon the people who are responsible for the operation of a plan subject to ERISA. These people, called “fiduciaries,” have a duty to do so prudently and in the interest of the participants in a plan to which ERISA applies. No one, including an employer or any other person, may fire a participant in a plan subject to ERISA or otherwise discriminate against such a participant in any way to prevent that participant from obtaining a benefit or exercising his or her rights under a plan subject to ERISA. If a claim for a benefit under a plan subject to ERISA is denied in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal the denial, all within certain time schedules. ERISA provides participants in plans subject to ERISA with certain steps they may take to enforce these rights. For instance, if a participant in a plan subject to ERISA requests materials from the plan and does not receive them within 30 days, the participant may file suit in a federal court. In such a case, the court may require the administrator of such a plan to provide the materials and pay the participant up to $110 a day until the participant receives them, unless the materials were not sent because of reasons beyond the control of the administrator of the plan. If a participant in a plan subject to ERISA has a claim for benefits which is denied or ignored, in whole or in part, such a participant may file suit in a state or federal court. In addition, if a participant in a plan subject to ERISA disagrees with such a plan’s benefit decision, or lack thereof, concerning the qualified status of a domestic relations order, such a participant may file suit in federal court after exhausting all of the plan’s claims and appeal procedures. If it should happen that fiduciaries of a plan subject to ERISA misuse that plan’s money, or if a participant in such a plan is discriminated against for asserting his or her rights, such a participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. In such a case, the court will decide who should pay court costs and legal fees. If such a participant were to be successful, the court may order the person the participant has sued to pay these costs and fees. However, if a participant in a plan subject to ERISA brings such a claim and loses, the court may order that participant to pay the costs and fees; for example, if it finds that the participant’s claim is frivolous. If a participant in a plan subject to ERISA has any questions about his or her rights under ERISA, or needs assistance in obtaining documents with respect to such plan, such participant may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in his or her telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Such a participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

     (d)      Plan Information. For purposes of ERISA, (i) this document serves as the Plan’s official plan document and as the summary plan description and (ii) the Company shall be the “Plan Administrator” for ERISA reporting and disclosure purposes. The Company’s physical address is 2728 N. Harwood, Dallas, Texas 75201-1216, and service of process may be made on the Company at this address. The Company’s mailing address is P.O. Box 199000, Dallas Texas, 75219-9000. The Company’s employer identification number is 75-0778259, and the telephone number is 214-981-5000.

     (e)      Change in Control. Notwithstanding the foregoing provisions of this Section 14, the claims and appeals procedure described in the Plan is provided for the use and benefit of Executives who may choose to avail themselves of such procedures, but compliance with the provisions of these claims and appeals procedures by the Executive will not be mandatory for any Executive claiming benefits after a Change in Control. It will not be necessary for any Executive to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Executive claims entitlement.

     15.      Grantor Trust. The Committee may establish a trust with a bank trustee, for the purpose of paying benefits under this Plan. If so established, the trust shall be a grantor trust subject to the claims of the Company’s creditors and shall, immediately prior to a Change in Control, be funded in cash or common stock of the Company or such other assets as the

Committee deems appropriate with an amount equal to 100 percent of the aggregate benefits payable under this Plan assuming that all Executives in the Plan incurred a termination of employment entitling them to benefits under the Plan immediately following the Change in Control, or such lesser amount as the Committee shall determine prior to the Change in Control; provided, however, that the trust shall not be funded if the funding thereof would result in taxable income to the Executive by reason of Section 409A(b) of the Code; and provided, further, that in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code. Notwithstanding the establishment of any such trust, an Executive’s rights hereunder will be solely those of a general unsecured creditor.

     16.      Indemnification. To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

     17.      Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code or an exception or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Severance payments shall be made under the “separation pay” exception under Section 409A of the Code, to the maximum extent possible, and then under the “short-term deferral” exclusion Section 409A of the Code or another applicable exception. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with an Executive, modify the Plan, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Plan to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A of the Code.

     18.      Employment Status. This Plan does not constitute a contract of employment or impose on the Executive or the Company any obligation to retain the Executive as an Employee, to change the status of the Executive’s employment, or to change the Company’s policies or those of any Affiliated Company regarding termination of employment.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this 7th day of April, 2009.

CENTEX CORPORATION

By: /s/ Joseph A. Bosch

Name: Joseph A. Bosch

Title: Senior Vice President - Human Resources

     EXHIBIT A
LEVELS OF EXECUTIVES

Name	Title	Severance
Level
Tim Eller	Chairman and	A
Chief Executive Officer
Cathy Smith	Executive Vice President and	B
Chief Financial Officer
Brian Woram	Chief Legal Officer	B
Joe Bosch	Senior Vice President,	B
Human Resources
Bob Stewart	Senior Vice President of Strategy,	B
Sales, Marketing and Corporate
Development
Scott Richter	Executive Vice President,	B
Operations Support
Mark Kemp	Senior Vice President –	C
Controller

And such additional persons as are designated by the Compensation and Management Development Committee.

-A1-